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                                   EXHIBIT 21

                           SUBSIDIARIES OF REGISTRANT

Company                                                         State

Royal Bank of Pennsylvania, Inc.                                Pennsylvania
Royal Equity Partners                                           Delaware
Royal Real Estate of Pennsylvania, Inc.                         Pennsylvania